Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of First National Corporation of our report dated April 29, 2024 with respect to the consolidated financial statements of Touchstone Bankshares, Inc. and subsidiary as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Brown, Edwards & Company, L.L.P.

Christiansburg, Virginia
June 21, 2024